Exhibit 99(a)
News release
—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE
WEDNESDAY, October 13, 2010
UFPI increases sales by 5% in 3rd quarter 2010 despite weak economy
- Balance sheet is strong; expenses are down -
- Profits affected by earlier spike in lumber market and inventories -
GRAND RAPIDS, Mich., Oct. 13, 2010 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced third-quarter 2010 net sales of $480.6 million, compared to net sales of $457.8 million for the same period of 2009. Net earnings for the third quarter of 2010 were $2.6 million, or $0.13 per diluted share, compared to net earnings of $10.1 million, or $0.51 per diluted share, for the same period last year.
The Company grew sales in three of its four markets: Sales to industrial and manufactured housing customers increased 19.3 percent and 18.2 percent, respectively, during the quarter, while sales to site-built construction customers rose 1.6 percent. Only Do-It-Yourself/retail saw a sales decrease, of 7.7 percent, due to weak demand that resulted in slow retail sales. Net earnings were impeded by the spike in lumber costs, which occurred in the spring.
While lumber prices stabilized during the third quarter of 2010, inventories were built earlier in the year—when lumber prices were up as much as 52 percent over the previous year—in preparation for a solid selling season, which didn’t materialize. At the end of June, the Company’s inventory consisted primarily of higher-cost lumber, which adversely affected profits in the third quarter. The Company has sold through this product, and by the end of the third quarter its inventories comprised lumber purchased at a much lower cost.
—more—

Universal Forest Products, Inc.

“This was the most challenging lumber market I’ve seen in my 36 years with the company, and I’m proud of the way our people managed through it,” said CEO Michael B. Glenn. “Frankly, this type of market has the potential to wipe out an entire year’s profits for most companies that operate in our industries. Fortunately, our agility and diverse business model have allowed us to generate more than $17 million in net earnings for the year so far. With more than $58 million in cash and only $53 million in debt, we have the resources to take advantage of opportunities that arise. We remain in an enviable position in our markets.”
By market, Universal posted the following gross sales results for the third quarter of 2010:
Do-It-Yourself/retail: $197.9 million, a decrease of 7.7 percent from the same period of 2009. Unit sales to this market declined 10 percent due to soft demand. Predictions for 2011 and beyond hinge on the stabilization and eventual improvement of the economy. Most experts forecast a recovery to begin in 2011. The Home Improvement Research Institute believes 2011 will see a gain of just 1.6 percent in home improvement spending, with growth hovering between 6 and 7 percent annually in subsequent years. Universal continues to add to the products it offers to retailers and drive costs out of its processes in its persistent efforts to be the low-cost producer.
Industrial packaging/components: $158.1 million, up 19.3 percent over the third quarter of 2009. Unit sales increased by more than 12 percent during the quarter, due primarily to market share gains that resulted from adding 252 new customers. This continues to be an area of strong growth potential for Universal because the market remains fragmented, offering opportunities for a national player. The Company is focused on adding customers and products, as well as on expanding its reach into concrete forming and non-wood packaging materials.
Site-built construction: $70.1 million, up 1.6 percent over same period of 2009. Unit sales decreased by approximately 4 percent during the quarter, due to an 11 percent decrease from plants the Company has closed since the third quarter of 2009, offset by a 7 percent increase in shipments out of plants that continued to operate. Nationally, housing starts decreased almost 6 percent comparing June through August 2010 with the same period of 2009. (Shipment of the Company’s products to the job site lag housing starts by approximately one month.) The Company continues to evaluate and close plants in order to achieve profitability and cash flow objectives. Universal believes this industry will be challenged for years to come and continues to focus on commercial, government and turnkey projects to diversify its business and add value for the customer.
Manufactured housing: $63.4 million, an increase of 18.2 percent over 2009. Unit sales to this market increased by 12 percent primarily due to operations it recently acquired, which reflect the Company’s strategy to expand its product offering to these customers and expand its distribution business, in which it offers everything from adhesives to plumbing supplies.
—more—

Universal Forest Products, Inc.

OUTLOOK
The Company expects the current challenging conditions to prevail through 2010, limiting its ability to provide meaningful guidance for ranges of likely financial performance; therefore, the Company will not provide guidance for the foreseeable future. However, given the significant adverse impact of the lumber market mentioned earlier in this release, the Company does not expect to achieve growth in net earnings in 2010, although it is optimistic about its performance in 2011 and beyond as the economy improves, given its strong financial position, solid business model and diverse business opportunities.
CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8 a.m. ET on Thursday, Oct. 14, 2010. The call will be hosted by CEO Michael B. Glenn, and will be available for analysts and institutional investors domestically at (866) 788-0545 or internationally at (857) 350-1683. Use conference pass code 25334951. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through Monday, Nov. 15, 2010, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 32007502.
UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that design, manufacture and market wood and wood-alternative products for DIY/retail home centers and other retailers, structural lumber and other products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components and packing materials for various industries. Universal’s subsidiaries also provide framing services for the site-built market, and forming products for concrete construction. The Company’s consumer products subsidiary offers a large portfolio of outdoor living products, including wood composite decking, decorative balusters, post caps and plastic lattice. Its lawn and garden group offers an array of products, such as trellises and arches, to retailers nationwide. Founded in 1955, Universal Forest Products is headquartered in Grand Rapids, Mich., with operations throughout North America. For more about Universal Forest Products, go to www.ufpi.com.
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.
# # #

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 2010/2009

	Quarter Period				Year to Date
(In thousands, except per share data)	2010		2009		2010		2009

NET SALES	$480,574	100%	$457,768	100%	$1,512,166	100%	$1,334,435	100%

COST OF GOODS SOLD	426,159	88.7	388,505	84.9	1,328,232	87.8	1,135,866	85.1

GROSS PROFIT	54,415	11.3	69,263	15.1	183,934	12.2	198,569	14.9

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	47,286	9.8	51,198	11.2	149,815	9.9	156,310	11.7
NET LOSS (GAIN) ON DISPOSITION OF ASSETS AND OTHER IMPAIRMENT AND EXIT CHARGES	1,137	0.2	606	0.1	1,521	0.1	(1,246)	(0.1)

EARNINGS FROM OPERATIONS	5,992	1.2	17,459	3.8	32,598	2.2	43,505	3.3

INTEREST EXPENSE	888	0.2	900	0.2	2,677	0.2	3,403	0.3
INTEREST INCOME	(111)	—	(79)	—	(301)	—	(258)	—

	777	0.2	821	0.2	2,376	0.2	3,145	0.2

EARNINGS BEFORE INCOME TAXES	5,215	1.1	16,638	3.6	30,222	2.0	40,360	3.0

INCOME TAXES	2,017	0.4	6,378	1.4	10,836	0.7	14,808	1.1

NET EARNINGS	3,198	0.7	10,260	2.2	19,386	1.3	25,552	1.9

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(614)	(0.1)	(206)	—	(2,099)	(0.1)	(617)	—

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$2,584	0.5	$10,054	2.2	$17,287	1.1	$24,935	1.9

EARNINGS PER SHARE — BASIC	$0.13		$0.52		$0.90		$1.30

EARNINGS PER SHARE — DILUTED	$0.13		$0.51		$0.89		$1.28

WEIGHTED AVERAGE SHARES OUTSTANDING	19,201		19,307		19,239		19,244

WEIGHTED AVERAGE SHARES OUTSTANDING WITH COMMON STOCK EQUIVALENTS	19,416		19,585		19,488		19,442
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2010	%	2009	%	2010	%	2009	%
Do-It-Yourself/Retail	$197,855	41%	$214,299	46%	$678,096	44%	$673,063	49%
Site-Built Construction	70,115	14%	68,984	15%	203,227	13%	189,947	14%
Industrial	158,091	32%	132,532	28%	463,318	30%	368,951	27%
Manufactured Housing	63,429	13%	53,676	11%	193,407	13%	134,957	10%

Total Gross Sales	489,490	100%	469,491	100%	1,538,048	100%	1,366,918	100%
Sales Allowances	(8,916)		(11,723)		(25,882)		(32,483)

Total Net Sales	$480,574		$457,768		$1,512,166		$1,334,435

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
SEPTEMBER 2010/2009

(In thousands)	2010	2009
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$58,072	$79,976
Accounts receivable	166,369	162,875
Inventories	172,457	142,100
Assets held for sale	—	3,057
Other current assets	18,759	23,242

TOTAL CURRENT ASSETS	415,657	411,250

OTHER ASSETS	6,069	3,439
INTANGIBLE ASSETS, NET	175,051	175,809
PROPERTY, PLANT AND EQUIPMENT, NET	221,839	230,557

TOTAL ASSETS	$818,616	$821,055

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Accounts payable	$78,683	$70,817
Accrued liabilities	70,301	86,633
Current portion of long-term debt and capital leases	702	3,064

TOTAL CURRENT LIABILITIES	149,686	160,514

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	52,465	53,168
OTHER LIABILITIES	34,376	31,659
EQUITY	582,089	575,714

TOTAL LIABILITIES AND EQUITY	$818,616	$821,055

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE NINE MONTHS ENDED
SEPTEMBER 2010/2009

(In thousands)	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings attributable to controlling interest	$17,287	$24,935
Adjustments to reconcile net earnings attributable to controlling interest to net cash from operating activities:
Depreciation	22,305	24,604
Amortization of intangibles	5,243	6,414
Expense associated with share-based compensation arrangements	1,495	1,417
Excess tax benefits from share-based compensation arrangements	(265)	(302)
Expense associated with stock grant plans	134	103
Deferred income taxes (credit)	(228)	151
Net earnings attributable to noncontrolling interest	2,099	617
Net loss (gain) on sale or impairment of assets	1,053	(1,892)
Changes in:
Accounts receivable	(58,151)	(24,342)
Inventories	(7,103)	51,488
Accounts payable	14,127	7,578
Accrued liabilities and other	14,740	21,160

NET CASH FROM OPERATING ACTIVITIES	12,736	111,931

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(15,679)	(9,497)
Acquisitions, net of cash received	(6,529)	—
Proceeds from sale of property, plant and equipment	540	10,408
Purchase of product technology and non-compete agreement	(4,589)	—
Advances of notes receivable	(1,000)	(14)
Collections of notes receivable	143	134
Insurance proceeds	—	1,023
Other, net	17	16

NET CASH FROM INVESTING ACTIVITIES	(27,097)	2,070

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving credit facilities	—	(30,257)
Repayment of long-term debt	(719)	(16,830)
Borrowings of long-term debt	—	800
Proceeds from issuance of common stock	1,439	2,109
Purchase of additional noncontrolling interest	(1,227)	(1,770)
Distributions to noncontrolling interest	(944)	(270)
Capital contribution from noncontrolling interest	250	14
Dividends paid to shareholders	(3,869)	(1,158)
Repurchase of common stock	(4,999)	(242)
Excess tax benefits from share-based compensation arrangements	265	302
Other, net	18	(60)

NET CASH FROM FINANCING ACTIVITIES	(9,786)	(47,362)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(24,147)	66,639

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	82,219	13,337

CASH AND CASH EQUIVALENTS, END OF PERIOD	$58,072	$79,976

SUPPLEMENTAL INFORMATION:
Cash paid (refunded) during the period for:
Interest	2,058	3,074
Income taxes	(1,488)	5,964